EXHIBIT (12)

                                 THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               -------------------------------------------------
                                             Millions of Dollars
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                                                                                                             Three Months Ended
                                                                         Years Ended June 30                    September 30
                                                        -----------------------------------------------------------------------
                                                        1994       1995       1996       1997       1998      1997       1998
                                                        ------     ------     ------     ------     ------    ------     ------
EARNINGS AS DEFINED
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  Earnings from operations before income taxes
    after eliminating undistributed earnings
     of equity method investees                         $3,307     $4,022     $4,695     $5,274     $5,704    $1,821     $1,676

  Fixed charges, excluding capitalized interest            569        571        576        534        639       146        181
                                                        ------     ------     ------     ------     ------    ------     ------

    TOTAL EARNINGS, AS DEFINED                          $3,876     $4,593     $5,271     $5,808     $6,343    $1,967     $1,857
                                                        ======     ======     ======     ======     ======    ======     ======


FIXED CHARGES, AS DEFINED
-------------------------
  Interest expense including capitalized interest       $  501     $  511     $  493     $  457     $  548    $  121     $  157
  1/3 of rental expense                                     87         83         92         77         91        25         24
                                                        ------     ------     ------     ------     ------    ------     ------

    TOTAL FIXED CHARGES AS DEFINED                      $  588     $  594     $  585     $  534     $  639    $  146     $  181
                                                        ======     ======     ======     ======     ======    ======     ======

    RATIO OF EARNINGS TO FIXED CHARGES                     6.6        7.7        9.0       10.9        9.9      13.5       10.3
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